EX-99(a)(3)

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

1. Name of Limited Liability Company: Silicon Valley Access Fund LLC

2. The Certificate of Formation of the limited liability company is hereby amended as follows:

Section 1 of the Certificate of Formation for Silicon Valley Access Fund LLC is hereby amended as follows:

1. The name of the limited liability company is SVX LLC (the “Company”).

IN WITNESS WHEREOF, the undersigned have executed this Certificate on the 16th day of June, A.D. 2022.

By:	/s/ Steven Greenberg
Authorized Person(s)

Name:	Steven Greenberg
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